EXHIBIT 99.1

Spirit Airlines Reports July 2014 Traffic

MIRAMAR, FL (August 11, 2014) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for July 2014.

Traffic (revenue passenger miles) in July 2014 increased 10.7 percent versus July 2013 on a capacity (available seat miles) increase of 10.7 percent. Load factor for July 2014 was 91.4 percent, flat compared to July 2013. Spirit's preliminary completion factor for July 2014 was 99.4 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended July 31, 2014 and 2013.

	July 2014	July 2013	Change
Revenue passenger miles (RPMs) (000)	1,274,712	1,151,091	10.7%
Available seat miles (ASMs) (000)	1,394,041	1,258,934	10.7%
Load factor	91.4%	91.4%	-
Passenger flight segments	1,301,327	1,205,890	7.9%
Average stage length (miles)	972	950	2.3%
Total departures	8,811	8,278	6.4%

	YTD 2014	YTD 2013	Change
Revenue passenger miles (RPMs) (000)	8,070,458	6,743,494	19.7%
Available seat miles (ASMs) (000)	9,187,275	7,806,404	17.7%
Load factor	87.8%	86.4%	1.4 pts
Passenger flight segments	8,133,900	7,084,542	14.8%
Average stage length (miles)	985	940	4.8%
Total departures	57,725	51,901	11.2%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows customers to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 270 daily flights to over 55 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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